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                                                                    EXHIBIT 10.5

                            Management Incentive Plan

                (as adopted by the Company's Board of Directors)

      Under the Management Incentive Plan, key executives of The Children's Place Retail Stores, Inc. (the "Company") with significant operating and financial responsibility, may earn seasonal cash incentive compensation payments that are paid twice each year.

      Prior to the beginning of each six month period, the Compensation Committee will establish operating income objectives. Any objectives set anticipate a "stretch" performance level, and are based on an analysis of historical performance and growth expectations for the business. These objectives and determination of results are based entirely on financial measures.

      The Compensation Committee will also establish annual incentive compensation targets for eligible executives; such targets range from 10% to 50% of base salary. Executives earn their target incentive compensation if the Company achieves the established operating income. The amount of incentive compensation paid to executives can range from zero to double their targets, based upon the extent to which operating income objectives are achieved. The minimum level at which an executive may earn any incentive payment, and the level at which an executive may earn the maximum incentive payment of double the target, will be established by the Compensation Committee prior to the commencement of each bonus period, and actual payouts are based on a straight-line interpolation based on these minimum and maximum levels and the target operating income objectives.